Exhibit 99

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS SECOND QUARTER FINANCIAL RESULTS

STRATHAM, NH, July 18, 2003 – The Timberland Company (NYSE: TBL) today reported results for the quarter ended June 27, 2003.  For the second quarter of 2003, Timberland reported revenue of $211.7 million, 10.5% higher than the $191.5 million reported for the second quarter of 2002.  Constant dollar revenue growth, which excludes the impact of changes in foreign exchange rates, grew 5.3%.  Solid revenue growth, improvement in gross margins and continued benefits from share repurchases contributed to strong profit and earnings per share (EPS) gains.  EPS for the quarter was $0.16 per share diluted ($0.16 basic), 23.1% above second quarter 2002 EPS of $0.13 per share diluted ($0.13 basic).

Revenue growth in the second quarter of 2003 was driven by double-digit sales gains in international markets and moderate growth in the United States.  Domestic revenue for the second quarter of 2003 was $129.2 million, 2.6% higher than the $125.9 million reported for the second quarter of 2002.  International revenue for the quarter increased 25.8% to $82.6 million, compared with $65.7 million for the prior-year period.  On a constant dollar basis, international revenue increased 10.4%.  International revenue comprised 39.0% of total second quarter 2003 revenue, compared with 34.3% for the second quarter of 2002.

Worldwide footwear revenue for the second quarter of 2003 was $162.5 million, 11.8% higher than the $145.4 million reported for the second quarter of 2002.  Worldwide apparel and accessories revenue for the quarter increased 7.7% to $46.7 million, compared with $43.3 million for the 2002 second quarter.  Worldwide royalty revenue for the second quarter decreased 9.4% to $2.5 million, compared with $2.8 million for the comparable prior-year period.

Worldwide wholesale revenue for the second quarter of 2003 was $149.4 million, 10.7% higher than the $134.9 million reported for the second quarter of 2002.  Worldwide consumer direct revenue, which includes Timberland’s worldwide retail and U.S. e-commerce businesses, increased 10.2% to $62.4 million for the quarter, compared to the $56.6 million reported for the second quarter of 2002.  U.S. wholesale revenue for the 2003 second quarter increased 3.3% to $96.3 million, compared with the $93.3 million reported for the second quarter of 2002.  U.S. consumer direct revenue for the 2003 second quarter increased 0.8% to $32.9 million, compared with $32.6 million for the 2002 second quarter.  Domestic comparable store sales for the quarter decreased by 1.9%.

Timberland’s net income was $5.8 million for the second quarter of 2003, compared with net income of $4.9 million for the prior-year period.  Timberland’s second quarter ending cash balance increased to $82.6 million from $72.3 million in the second quarter of 2002, after financing operating requirements and share repurchases.  The company repurchased 486 thousand shares in the second quarter at a cost of $24.7 million and 2.9 million shares over the past twelve months at a cost of $113.1 million.  Timberland has 1.7 million shares remaining under its current four million share repurchase authorization.  The Company may use Rule 10b5-1 plans to facilitate share repurchases.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered strong results in the second quarter reflecting continued progress against our strategic objectives. Our financial results reflect gains across global markets and reinforce that we are on track toward delivering solid revenue and earnings gains in 2003.  As we celebrate the 30th anniversary of the Timberland® brand, we intend to build on this momentum by driving a continued focus on product innovation, by amplifying our brand message to reinforce the values that will deepen our relationship with consumers and by delivering superior service to our retail partners.”

“Looking forward, we continue to believe that mid single-digit revenue growth represents an appropriate target for the second half of 2003, given macroeconomic conditions and comparisons to prior year results.  We also remain committed to delivering moderate improvements in operating margins this year while investing to support our long-term goals for developing the Timberland brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss second quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (913) 981-5519.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel, and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in view of changing consumer trends, consumer acceptance of products, and other factors affecting retail market conditions, including the current U.S. economic environment and the global economic and political uncertainties resulting from the continuing war on terrorism; (ii) manage its foreign exchange rate risks; (iii) obtain adequate raw materials at competitive prices; and (iv) other factors, including those detailed from time to time in The Timberland Company’s SEC reports, including its Annual Report on Form 10-K filed on March 27, 2003.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on July 18, 2003.

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THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 27, 2003	June 28, 2002
ASSETS
Current assets
Cash and equivalents	$82,578	$72,276
Accounts receivable, net	121,995	113,032
Inventory	173,047	160,259
Prepaid expense	21,448	17,413
Deferred income taxes	18,919	24,955
Total current assets	$417,987	387,935

Net property, plant and equipment	69,728	73,366

Goodwill	14,163	14,163

Other assets, net	10,750	9,243

Total assets	$512,628	$484,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$45,618	$42,684
Accrued expense	72,619	64,768
Income taxes payable	4,739	6,894
Derivative liabilities	11,428	13,687
Total current liabilities	134,404	128,033

Other liabilities	5,002	3,059

Deferred income taxes	6,573	10,249

Stockholders’ equity	366,649	343,366

Total liabilities and stockholders’ equity	$512,628	$484,707

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002
Revenue	$211,733	$191,529	$482,730	$417,227
Cost of goods sold	112,957	105,521	257,726	231,455

Gross profit	98,776	86,008	225,004	185,772

Operating expense
Selling	70,449	63,537	148,001	132,784
General and administrative	19,266	16,499	38,415	33,120
Total operating expense	89,715	80,036	186,416	165,904

Operating income	9,061	5,972	38,588	19,868

Other expense (income)
Interest expense	222	189	439	370
Other, net	(103)	(1,849)	(531)	(2,057)
Total other expense (income)	119	(1,660)	(92)	(1,687)

Income before income taxes	8,942	7,632	38,680	21,555

Provision for income taxes	3,130	2,709	13,538	7,652

Income before cumulative effect of change in accounting principle	$5,812	$4,923	$25,142	$13,903

Cumulative effect of change in accounting principle	—	—	—	4,913

Net income	$5,812	$4,923	$25,142	$18,816

Earnings per share before cumulative effect of change in accounting principle
Basic	$.16	$.13	$.70	$.37
Diluted	$.16	$.13	$.69	$.36

Earnings per share after cumulative effect of change in accounting principle
Basic	$.16	$.13	$.70	$.50
Diluted	$.16	$.13	$.69	$.49

Weighted-average shares outstanding
Basic	35,678	37,710	35,841	37,854
Diluted	36,633	38,652	36,670	38,656

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended June 27, 2003		For the Six Months Ended June 27, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$20.2	10.5%	$65.5	15.7%
Increase due to foreign exchange rate changes	10.1	5.2%	28.9	6.9%
Revenue increase in constant dollars	10.1	5.3%	36.6	8.8%

International Revenue Reconciliation:

	For the Three Months Ended June 27, 2003		For the Six Months Ended June 27, 2003
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$16.9	25.8%	$50.0	30.0%
Increase due to foreign exchange rate changes	10.1	15.4%	28.9	17.3%
Revenue increase in constant dollars	6.8	10.4%	21.1	12.7%